Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2006

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700, ext. 1161

david_neumann@plugpower.com

Cynthia Mahoney White

Manager,	Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER REPORTS PROGRESS AGAINST KEY MILESTONES AND

FINANCIAL RESULTS FOR 1ST QUARTER

LATHAM, N.Y. – April 27, 2006 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy, today reported operational accomplishments and financial results for the quarter ended March 31, 2006.

“Our progress in the first quarter was highlighted by major business developments, including the agreement by the principal Interros investors and Norilsk Nickel to invest $217 million in Plug Power, the recasting of the Company’s relationship with GE and the execution of follow-on agreements with Honda R&D,” said Dr. Roger Saillant, Plug Power’s President and CEO. “These transactions are not only significant to the continued development of our technology and to delivering our fuel cells to our target markets, but also strengthen our financial profile and create a strategic framework to keep us on the path to meet our 2006 objectives.”

Key accomplishments against 2006 milestones during the quarter included:

Secure 500 – 750 new system orders:

•	Received orders for 52 systems during the quarter versus 16 systems during the first quarter of 2005. The first quarter order book included a follow-on order for an additional 17 systems via Tyco from Plug Power’s largest telecom customer to date.

•	Signed agreements with three new channel partners, LOGANEnergy Corp., Pacific Telepoint Inc. and On-Site Energy to distribute and service GenCore to select customers in the United States, South Korea and Canada, respectively. The company currently has 20 distribution partners across five continents.

Expand and adjust our global network of strategic partners, extending our presence throughout the world:

•	Executed definitive agreements for a $217 million cash investment in Plug Power through Smart Hydrogen, a joint venture between the principal Interros investors and Norilsk Nickel, which was formed to participate in the global hydrogen economy. The transaction is expected to close this summer, subject to approval by Plug Power’s shareholders, regulatory approvals, including Hart-Scott-Rodino antitrust clearance, and customary closing conditions.

•	Restructured relationship with General Electric (GE). In December 2005, Smart Hydrogen purchased approximately 2.7 million shares of Plug Power common stock from GE. During the first quarter, the Company terminated its GE Fuel Cell Systems distribution joint venture and established a new development collaboration agreement through GE’s Global Research Center.

•	Secured an appropriation from Congress for $2 million in the U.S. Department of Defense fiscal year 2006 budget to jointly develop an advanced prototype proton exchange membrane (PEM) fuel cell system to support Continuity of Operations with Ballard Power Systems, a leading developer of PEM fuel cells.

Execute contracts with Honda R&D for ongoing research and the joint design and development of the fourth-generation Home Energy Station (HES):

•	Signed an agreement with Honda to proceed with development of the fourth- generation HES, a fuel cell system that provides electricity and heat to a home or business, while also providing hydrogen fuel for a fuel cell vehicle. The work under this phase of the project will focus on continuing to make improvements to the system’s size, power output, storage capacity and efficiency.

•	Signed an additional parallel agreement with Honda to conduct fundamental research and development work that will advance technology for future HES generations, as well as more generalized applications that are expected to benefit other Plug Power products.

•	Honda R&D of Japan will continue to fund Plug Power’s work under these two new agreements.

Financial results:

Total revenue for the first quarter ended March 31, 2006, was $2.3 million, compared to $3.2 million for the first quarter in 2005. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $3.3 million at March 31, 2006.

Net loss for the quarter ended March 31, 2006, was $12.1 million, or $0.14 per share, compared to $12.5 million, or $0.17 per share, for the same period in 2005. Effective Jan. 1, 2006 the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payment,” which requires the Company to recognize, as expense, the estimated fair value of all share-based payments to employees. Included in the net loss for the three months ended March 31, 2006 is an incremental expense of approximately $515,000 recorded in connection with share-based payment awards. Weighted average shares outstanding for the quarter ended March 31, 2006, were 85.9 million shares compared to 73.4 million shares during the same period in 2005. As of March 31, 2006, there were 86,002,835 shares issued and outstanding.

Net cash used in operating activities for the first quarter ended March 31, 2006, was $11.1 million, compared to $10.2 million in 2005.

For more detailed information, see the attached financial highlights.

Plug Power has scheduled a conference call today at 10:00 AM (EDT) to review its first quarter 2006 results. Interested parties are invited to participate by calling (617) 213-8836 and entering the pass code PLUG (7584) or by logging onto http://www.plugpower.com for a live webcast. Also, a playback of the call will be available on the Company’s Web site for a period following the call.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 650 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated timing of the investment described herein. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the ability to satisfy the conditions to the consummation of the Smart Hydrogen investment; the timing and content of the approvals necessary to consummate the investment; Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheets:

Assets	March 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$18,607,054	$21,877,726
Restricted cash	385,000	385,000
Marketable securities	67,658,904	75,685,634
Accounts receivable	1,266,031	1,516,969
Inventory	5,228,604	4,692,515
Prepaid expenses and other current assets	1,295,956	1,524,004

Total current assets	94,441,549	105,681,848
Restricted cash	3,580,274	3,580,274
Property, plant and equipment, net	19,395,668	19,826,111
Goodwill	10,388,980	10,388,980
Other assets	278,234	307,164

Total assets	$128,084,705	$139,784,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,210,321	$2,660,130
Accrued expenses	2,974,833	3,835,973
Deferred revenue	3,250,079	3,148,048
Current portion of capital lease obligation and long-term debt	479,538	526,806

Total current liabilities	8,914,771	10,170,957
Long-term debt	3,603,641	3,603,641
Other liabilities	1,069,273	1,054,888

Total liabilities	13,587,685	14,829,486
Stockholders’ equity	114,497,020	124,954,891

Total liabilities and stockholders’ equity	$128,084,705	$139,784,377

Statements of Operations:

	Three months ended March 31,
	2006	2005
Revenue
Product and service revenue	$856,730	$1,056,370
Research and development contract revenue	1,418,978	2,164,317

Total revenue	2,275,708	3,220,687
Cost of revenue and expenses
Cost of product and service revenue	1,220,994	707,665
Cost of research and development contract revenue	2,536,699	2,914,459
Research and development expense:
Noncash stock-based compensation	663,360	372,274
Other research and development	8,321,400	9,448,988
General and administrative expense:
Noncash stock-based compensation	194,634	135,544
Other general and administrative	2,238,234	1,967,733

Operating loss	(12,899,613)	(12,325,976)
Interest income	822,605	270,248
Interest expense	(48,911)	(28,970)

Loss before equity in losses of affiliates	(12,125,919)	(12,084,698)
Equity in losses of affiliates	—	(450,455)

Net loss	$(12,125,919)	$(12,535,153)

Loss per share: Basic and diluted	(0.14)	(0.17)

Weighted average number of common shares outstanding	85,927,836	73,449,444

	Three months ended March 31,
Statements of Cash Flows Data:	2006	2005
Net loss	$(12,125,919)	$(12,535,153)
Adjustments to reconcile net loss to net cash	2,322,778	2,944,179
Changes in assets and liabilities	(1,264,491)	(577,245)

Net cash used in operating activities	$(11,067,632)	$(10,168,219)

Purchase of property, plant and equipment	$(332,461)	$(576,285)
Proceeds from sale of marketable securities	53,916,313	21,635,881
Purchases of marketable securities	(45,743,215)	(4,030,829)

Cash provided by (used in) investing activities	$7,840,637	$17,028,767

Proceeds from shares issued for stock option exercises and employee stock purchase plan	$3,591	$198,626
Principal payments on long-term debt and capital lease obligations	(47,268)	(16,414)

Net cash provided by financing activities	$(43,677)	$182,212